Exhibit 99.1

Terayon to Present at Seventh Annual Needham Growth Conference on January 13, 2005

     Santa Clara, California – January 10, 2005 – Terayon Communication Systems, Inc. (Nasdaq: TERN), a leading provider of digital video and content access solutions, today announced that Jerry Chase, Terayon’s Chief Executive Officer, and Mark Richman, Terayon’s Senior Vice President Finance and Administration and Chief Financial Officer, will present an overview of Terayon to investors at the Seventh Annual Needham & Company Growth Conference in New York City on Thursday, January 13, 2005 at 8:00 a.m. EST. There will be a live webcast and a copy of the slide materials available to the public at http://www.terayon.com/investor beginning at 8:00 a.m. EST on January 13, 2005. An on-demand replay of the webcast will remain available for thirty days following the presentation.

About Terayon

     Terayon Communication Systems, Inc. provides digital video and content access solutions for broadband providers, cable companies, satellite operators and broadcasters for the delivery of advanced, carrier-class voice, data and video services. Terayon, headquartered in Santa Clara, California, has sales and support offices worldwide, and is traded on the Nasdaq under the symbol TERN. Terayon can be found on the web at www.terayon.com.

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Investor Contact:	Press Contact:
Kristin Stokan	Rebecca West
Terayon Director, Finance	AtomicPR
(408) 486-5206	(415) 703-9454
kristin.stokan@terayon.com	rebecca@atomicpr.com

Note: Terayon and the Terayon logo are registered trademarks of Terayon Communication Systems, Inc. All other trademarks are property of their respective owners.